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                                                                    Exhibit 23.2
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                        Consent of Independent Auditors
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The Board of Directors
Centocor, Inc.:

We consent to the use of our reports dated February 14, 1996 and February 24, 1995 relating to the consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1995, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the four-year period ended December 31, 1995 and of our report dated March 24, 1995 relating to the balance sheets of Centocor Partners III, L.P. as of December 31, 1994 and 1993 and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1994, which report contains an explanatory paragraph that states that the continuation of the product research programs by the Partnership is dependent upon the general partner continuing to provide funding and/or the ability of the Partnership to obtain funding and/or the ability of the Partnership to obtain funding from another source; which reports are incorporated herein by reference and to the reference to our Firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

KPMG Peat Marwick LLP



Philadelphia, Pennsylvania
February 26, 1996